Exhibit 10.2

Summary of Terms of Employment of

Timothy G. Frommeyer

Timothy G. Frommeyer became Senior Vice President – Chief Financial Officer of Nationwide Financial Services, Inc. (NFS), Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company on November 1, 2005. The following is a summary of the material terms of Mr. Frommeyer’s employment:

Mr. Frommeyer will receive a base salary of $290,000 per year, and he will be eligible for an annual incentive bonus with a target amount equal to 65% of his base salary. The payout is determined primarily on business unit and individual performance.

Mr. Frommeyer will receive a long-term incentive award opportunity with a total target opportunity of $371,450 as follows: (i) non-qualified stock options for NFS Class A Common Stock valued at $185,725, which options will vest one-third on each of the first three anniversary dates of the grant and have a ten-year term and (ii) a Nationwide Value Added annual target award of $185,725 for 2006. One-third of the actual award earned will be paid in March 2007 if NFS and certain of its affiliates satisfy pre-established economic value creation targets. The remaining two-thirds of the actual award earned will be carried forward.

Mr. Frommeyer will be subject to NFS stock ownership guidelines. These guidelines require that Mr. Frommeyer acquire and hold NFS stock with a minimum value of his base salary within three years, and two to three times his base salary within five years.

Mr. Frommeyer will receive additional benefits comparable to officers at his level, including financial planning services, participation in the executive physical program and other health and retirement benefits.